Exhibit 2.1

Free Translation in Portuguese – not for execution

CONTRATO IRREVOGÁVEL E IRRETRATÁVEL DE COMPRA E VENDA DE PARTICIPAÇÃO SOCIETÁRIA	IRREVOCABLE AND IRREVERSIBLE EQUITY PURCHASE AGREEMENT

Este contrato de compra e venda de participação societária (este “Contrato”) é celebrado em 10 de Maio de 2013, entre as seguintes Partes:	This equity purchase agreement (the “Agreement”) is executed as of the May 10, 2013, by and between the following Parties:

Rede Internacional de Universidades Laureate Ltda., sociedade com sede na cidade de São Paulo, Estado de São Paulo, inscrita no Cadastro Nacional da Pessoa Jurídica do Ministério da Fazenda (“CNPJ/MF”) sob o nº [ ] , incluindo suas afiliadas, as quais poderão, na qualidade de cessionárias, assumir e cumprir os direitos e obrigações previstos abaixo, desde que a Compradora permaneça como devedora solidária e garantidora de todas as obrigações descritas neste instrumento, a qual é neste ato representada por seu(s) representante(s) legal(is), Srs. Carlos Alberto Rodrigues de Carvalho e Richard Harvey Sinkfield III, doravante denominada “Laureate” ou “Compradora”; e

Rede Internacional de Universidades Laureate Ltda., a company with its headquarters in the city of São Paulo, State of São Paulo, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (“CNPJ/MF”) under No. [ ], including its affiliates, which may, as assignees, undertake and perform the rights and obligations provided below, provided that the Purchaser remains as joint debtor and guarantor of all obligations described in this instrument, which is herein represented by its legal representative(s), Messrs. Srs. Carlos Alberto Rodrigues de Carvalho and Richard Harvey Sinkfield III, hereinafter simply referred to as “Laureate” or “Purchaser”; and

Dra. Labibi Elias Alves da Silva, brasileira, casada, advogada, portadora da Cédula de Identidade de RG nº [ ], inscrita no Cadastro de Pessoas Físicas do Ministério da Fazenda (“CPF/MF”) sob o nº [ ], residente e domiciliada na [ ] (“Dra. Labibi”);

Dra. Labibi Elias Alves da Silva, Brazilian citizen, married, attorney-at-law, bearer of the Identity Card RG No. [ ], enrolled with the Individual Taxpayers’ Registry of the Ministry of Finance (“CPF/MF”) under No. [ ], resident and domiciled at [ ] (“Dra. Labibi”);

Prof. Dr. Edevaldo Alves da Silva, brasileiro, casado, advogado, portador da Cédula de Identidade de RG nº [ ], inscrito no CPF/MF sob o nº [ ], residente e domiciliado na [ ] (“Prof. Edevaldo”);

Prof. Dr. Edevaldo Alves da Silva, Brazilian citizen, married, attorney-at-law, bearer of the Identity Card RG No.  [ ], enrolled with CPF/MF under No.  [ ], resident and domiciled at [ ] (“Prof. Edevaldo”);

Dra. Aidéa Alves da Silva, brasileira, solteira, dentista, portadora da Cédula de Identidade de RG	Dra. Aidéa Alves da Silva, Brazilian citizen, single, dentist, bearer of the Identity Card RG No.

nº [ ], inscrita no CPF/MF sob o nº [ ], residente e domiciliada na [ ] (“Dra. Aidéa”); e	[ ], enrolled with CPF/MF under No. [ ], resident and domiciled at [ ] (“Dra. Aidéa”); and

Dr. Arnold Fioravante, brasileiro, divorciado, advogado, portador da Cédula de Identidade de RG nº [ ], inscrito no CPF/MF sob o nº [ ], residente e domiciliado na [ ] (“Dr. Arnold”);	Dr. Arnold Fioravante, Brazilian citizen, divorced, attorney-at-law, bearer of the Identity Card RG No. [ ], enrolled with CPF/MF under No. [ ], resident and domiciled at [ ] (“Dr. Arnold”);

Dra. Labibi, Prof. Edevaldo, Dra. Aidéa e Dr. Arnold doravante serão denominados, em conjunto, como os “Vendedores”.	Dra. Labibi, Prof. Edevaldo, Dra. Aidéa and Dr. Arnold are hereinafter collectively referred to as “Sellers”.

A Compradora e os Vendedores serão individualmente denominados “Parte” e, conjuntamente, “Partes”.	Each of the Purchaser and Sellers are individually referred to as the “Party”, and collectively to as the “Parties”.

E, na qualidade de Interveniente Anuente:	And, in the capacity of Intervening and Consenting Party:

Faculdades Metropolitanas Unidas — Associação Educacional, uma instituição sem fins lucrativos, com sede na cidade de São Paulo, Estado de São Paulo, na Rua Taguá, 150, Liberdade, inscrita no CNPJ/MF sob o nº [ ], neste ato representada por seu(s) representante(s) legal(is), Dra. Labibi, Prof. Edevaldo, Dra. Aidéa e Dr. Arnold, doravante denominada “FMU” ou “Sociedade”, a qual é mantenedora do Centro Universitário das Faculdades Metropolitanas Unidas (o “Centro Universitário FMU”). As Partes esclarecem que a definição “Sociedade” refere-se a ambos os tipos jurídicos da FMU, ou seja, como uma associação sem fins lucrativos (antes da sua transformação em sociedade com fins lucrativos) e como uma sociedade (após referida transformação).

Faculdades Metropolitanas Unidas — Associação Educacional, a non-profit organization, with head offices in the City of São Paulo, State of São Paulo, at Rua Taguá, No. 150, Liberdade, enrolled with CNPJ/MF under No. [ ], herein represented by its legal representative(s) Dra. Labibi, Prof. Edevaldo, Dra. Aidéa e Dr. Arnold, hereinafter simply referred to as “FMU” or the “Company”, which is the mantenedora of Centro Universitário das Faculdades Metropolitanas Unidas (the “FMU University Center”). The Parties clarify that the definition “Company” refers to both legal structures of FMU, i.e., as a non-profit entity (before its transformation into a for profit company) and as a for-profit company (after such transformation).

Tem entre si justo e contratado o quanto segue:	Parties hereto agree as follows:

1. Objeto do Presente Contrato. Na Data de Fechamento, a Compradora comprará dos Vendedores e os Vendedores venderão à Compradora 100% (cem por cento) do capital social da Sociedade, após a sua transformação em sociedade com fins lucrativos, sendo suas participações societárias livres e desembaraçadas de todos e quaisquer gravames, sujeito aos termos e condições abaixo, com tudo que elas representam, incluindo a propriedade de todos os seus ativos, tangíveis e intangíveis detidos nesta data e quaisquer outros adquiridos pela Sociedade após esta data até a Data de Fechamento, que sejam necessários para as atividades da Sociedade (as “Participações Societárias”) (referida compra e venda doravante denominada a “Transação”), sendo que referidos ativos e passivos foram devidamente registrados na contabilidade da Sociedade e analisados pela PricewaterhouseCoopers, Financial and Recovery Ltda. (“PWCF”), contratada que foi pela Compradora para realizar uma auditoria durante um período de investigação (due diligence), já terminada. Os Vendedores à mercê dos termos deste instrumento contrataram a empresa Deloitte Touche Tohmatsu Auditores Independentes (“DTTL”), aceita pela Compradora, para auditar as demonstrações financeiras da Sociedade referentes ao exercício financeiro de 2012, cuja versão original sem ressalvas, assinada e consolidada da FMU, Associação de Cultura e Ensino, inscrita no CNPJ/MF sob o nº [ ] (a “ACE”) e União Educacional de São Paulo, inscrita no CNPJ/MF sob o nº [ ] (a “UESP”) é, nesta data, entregue à Compradora.

1. Purpose. On the Closing Date, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser 100% (one hundred percent) of the Company’s capital stock, after it is converted into a for-profit company, being its equities free and clear of any and all liens, and subject to the terms and conditions below, with everything it represents including the ownership of all its tangible and intangible assets, owned in this date and any other acquired by the Company after that date until the Closing Date, which are necessary for the activities of the Company (the “Equities”) (referred purchase and sale herein denominated the “Transaction”), and such assets and liabilities have been duly registered in the accounting of the Company and analyzed by PricewaterhouseCoopers, Financial and Recovery Ltda. (“PWCF”), engaged by Purchaser to perform a due diligence, during the period of investigation (due diligence), already finished. The Sellers under the terms of this instrument, engaged the company Deloitte Touche Tohmatsu Auditores Independentes (“DTTL”), accepted by the Purchaser, to audit the financial statements of the Company, Associação de Cultura e Ensino, enrolled with the CNPJ/MF under No. [ ] (“ACE”) and União Educacional de São Paulo, enrolled with the CNPJ/MF under No. [ ] (“UESP”) on a combined basis regarding the fiscal year of 2012, such original and executed version, without qualifications, is provided to the Purchaser on the date hereof.

2. “Preço de Aquisição”. O valor do Preço de Aquisição acordado entre os Vendedores e a Compradora para a compra e venda das Participações Societárias é de R$500.000.000,00 (Quinhentos Milhões de Reais), a serem pagos pela Compradora em uma só parcela, à vista, observadas as seguintes condições:

2. “Purchase Price”. The amount of the Purchase Price agreed between the Sellers and the Purchaser for the purchase and sale of the Equities is of R$500,000,000.00 (Five Hundred Million Reais) to be paid by the Purchaser in only one installment, at immediate payment, in accordance with the following conditions:

a) No ato da assinatura do presente instrumento, a Compradora já deverá ter efetuado um depósito em garantia, no valor de R$500.000.000,00 (Quinhentos Milhões de Reais), em uma conta bancária com o Banco J.P. Morgan S.A., instituição financeira, com sede na Avenida Brigadeiro Faria Lima, 3729,13º, 14º e 15º andares, na cidade de São Paulo, Estado de São Paulo, CEP 04538-905, inscrito no CNPJ/MF sob o nº [ ] (“J.P. Morgan”) que foi escolhido e aceito por ambas as Partes, depósito esse em favor dos Vendedores, segundo os termos do contrato de garantia e custódia que deverá ser anexado a este Contrato e que também deverá ser aceito e assinado pelas Partes (o “Contrato de Garantia e Custódia”). Os respectivos custos para a abertura e manutenção da conta de garantia e custódia deverão ser arcados e divididos igualmente pelas Partes, excluindo os custos de eventual financiamento ou conversão de moeda solicitado pela Compradora, ou seja, 50% (cinquenta por cento) dos custos de abertura da conta de garantia custódia e de manutenção do Contrato de Garantia e Custódia serão pagos pela Compradora e 50% (cinquenta por cento) dos mesmos serão pagos pelos Vendedores. O J.P. Morgan, que terá o depósito em garantia, deverá liberar impreterivelmente o valor principal deste depósito juntamente com os respectivos rendimentos que houver: aos Vendedores, na Data de Fechamento,

a) In the act of the signing of the present instrument, Purchaser shall already have made an escrow deposit in the amount of R$500,000,000.00 (Five Hundred Million Reais) in a bank account with Bank J.P. Morgan S.A., financial institution, with its headquarters at Avenida Brigadeiro Faria Lima, 3729, 13th, 14th and 15th floors, in the city of São Paulo, State of São Paulo, Zip Code 04538-905, enrolled with CNPJ/MF under No.  [ ] (“J.P. Morgan”), in favor of the Sellers, under the terms of the escrow and guarantee agreement that shall be attached to this Agreement and shall also be accepted and executed by the Parties (the “Guarantee and Escrow Agreement”). The respective costs for the opening and maintaining of the guarantee and escrow account shall be borne and shared equally by the Parties, excluding the costs of eventual financing or currency conversion requested by Purchaser, i.e., 50% (fifty percent) of the opening costs of the guarantee and escrow account and the maintenance of the Guarantee and Escrow Agreement shall be paid by Purchaser and 50% (fifty percent) of such costs shall be paid by Sellers. J.P. Morgan, which will have the escrow deposit, shall release, without any further delay, the principal amount of this deposit together with any yield (income) that exists to the Sellers, on the Closing Date, by a written request of release executed jointly by the Parties, confirming that the Administrative Counsel of Economic Defense mediante um pedido por escrito de liberação assinado em conjunto pelas Partes, confirmando que o Conselho Administrativo de Defesa Econômica (“CADE”) aprovou a Transação, que os documentos societários referentes ao processo de transformação da FMU em sociedade com fins lucrativos foram devidamente registrados e arquivados no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica e pela Junta Comercial do Estado de São Paulo (“JUCESP”) se não houver rejeição desta em registrar o contrato social da Sociedade transformada que foi devidamente protocolado pelos Vendedores junto a ela, ou em ambos se for necessário. A partir de então, a Compradora, sob pretexto algum, poderá objetar o levantamento dos fundos e dos rendimentos referentes aos mesmos, aos quais os Vendedores têm direito, sob pena de a Compradora incorrer e tornar-se sujeita à Multa a seguir indicada (4. Cláusula Penal). No caso de não haver aprovação da Transação pelo CADE dentro do prazo de 165 (cento e sessenta e cinco) dias a contar da data do depósito efetuado pela Compradora dos fundos acima na conta de garantia e custódia, caberá então à Compradora o direito de pedir isoladamente e por escrito ao J.P. Morgan, após ter comunicado aos Vendedores, a liberação dos fundos e da remuneração que forem devidos, hipótese essa a que os Vendedores não poderão se opor, sob pena de incorrerem e tornarem-se também sujeitos e devedores da mesma Multa indicada (4. Cláusula Penal).

 (“CADE”) approved the Transaction, that the corporate documents related to the transformation process of FMU into a for-profit company were duly registered and filed with the Registry of Deeds and Documents and Civil of Legal Entity and with the Board of Trade of the State of São Paulo (“JUCESP”), if there is no rejection from JUCESP to register the articles of association of the transformed Company, that was duly filed by the Sellers before JUCESP. Thereafter, the Purchaser, under any excuse, may not object to the release of the funds and yield relative to such funds, to which the Sellers have the right, being the Purchaser subject to the Penalty indicated below (4. Penalty Clause). In case of non-approval of the Transaction by CADE within the period of 165 (one hundred and sixty five) days as of the date of the deposit made by the Purchaser of the funds mentioned above in the guarantee and escrow account, then the Purchaser shall have the right to request individually and in writing to J.P. Morgan, after having communicated to the Sellers, the release of the funds and the yield that are due, hypothesis that the Sellers shall not oppose, under penalty of incurring and becoming also subject to, and debtors of, the same Penalty indicated (4. Penalty Clause).

b) O Contrato de Garantia e Custódia, acima mencionado deverá ser assinado pelas Partes simultaneamente com a assinatura do presente Contrato.	b) The Guarantee and Escrow Agreement mentioned above shall be executed by the Parties simultaneously with the execution of this Agreement.

c) Os Vendedores deverão ter recebido da Compradora, evidência suficiente (recibo, carta do J.P. Morgan etc.) que o depósito acima (cláusula 2 a) foi efetuado antes de assinarem o presente instrumento.

c) The Sellers shall have received from the Purchaser, sufficient evidence (receipt, letter from J.P. Morgan etc.) that the deposit above (section 2 a) was made before the execution of this instrument.

2.1. Forma de Pagamento. Após o processo de transformação da FMU em sociedade com fins lucrativos estar devidamente registrado no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica e na JUCESP, se não houver rejeição desta em registrar o contrato social da Sociedade transformada que foi devidamente protocolado pelos Vendedores junto a ela, as Partes deverão comunicar o J.P. Morgan, dentro de 24 (vinte e quatro) horas após a confirmação do cumprimento das premissas mencionadas abaixo, para que este torne os fundos disponíveis e prontos para serem liberados aos Vendedores na Data de Fechamento:

2.1. Payment Terms. A After the transformation process of FMU into a for-profit company is duly registered with the Registry of Deeds and Documents and Civil of Legal Entity and with JUCESP, if there is no rejection from JUCESP to register the articles of association of the transformed Company that was duly filed by the Sellers before JUCESP, the Parties shall inform J.P. Morgan, within 24 (twenty-four) hours after the compliance with the premises mentioned below, in order to have the funds available and ready to be released to Sellers on the Closing Date:

(i) aprovação definitiva do CADE referente à presente Transação, evidenciada por meio de decisão do referido órgão aprovando o respectivo ato de concentração, devidamente publicada nos termos da lei e não mais sujeita a recurso ou pedido de avocação; e

(i) final approval of CADE regarding this Transaction, confirmed by means of a decision of such authority approving the relevant concentration act, duly published according to the law and not subject to recourse or certiorari request; and

(ii) registro no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica e na JUCESP se não houver rejeição desta em registrar o contrato social da Sociedade transformada que foi devidamente protocolado pelos Vendedores junto a ela, da transformação da Sociedade em sociedade com fins lucrativos.

(ii) registration with the Registry of Deeds and Documents and Civil of Legal Entity and with JUCESP, if there is no rejection from JUCESP to register the articles of association of the transformed Company that was duly filed by the Sellers before JUCESP, of the transformation of the Company into for-profit company.

2.1.2. No Fechamento, as Partes assinarão uma comunicação autorizando o J.P. Morgan a realizar	2.1.2. At the Closing, the Parties shall sign a communication authorizing J.P. Morgan to effect a liberação imediata do valor total então depositado na conta garantia e custódia, referente ao Preço de Aquisição (cláusula 2). Os fundos e seus respectivos rendimentos estarão imediatamente disponíveis, em Reais, e serão transferidos pelo J.P. Morgan em nome dos Vendedores por meio de uma TED (Transferência Eletrônica de Dados) em favor deles para a conta bancária cujos dados e nome do banco serão fornecidos antecipadamente, por escrito, pelos mesmos Vendedores ao J.P. Morgan tendo dado ciência por escrito à Compradora, com pelo menos 5 (cinco) dias de antecedência à Data de Fechamento.

the immediate release of the total amount then deposited in the guarantee and escrow account, regarding the Purchase Price (section 2). The funds and the yield related to the funds shall be immediately available, in Brazilian currency, Reais, and shall be transferred by J.P. Morgan on behalf of Sellers through TED (Transferência Eletrônica de Dados) in favor of them to the bank account which data and name of the bank will be provided in advance in writing by the same Sellers to J.P. Morgan having given notification in writing to the Purchaser, with at least 5 (five) days before the Closing Date.

2.1.3. Simultaneamente ao pagamento do Preço de Aquisição pela Compradora aos Vendedores estes deverão assinar todos os documentos necessários à cessão e transferência das suas correspondentes Participações Societárias à Compradora.

2.1.3. Simultaneously with the payment of the Purchase Price by the Purchaser to the Sellers, the Sellers shall sign all documents required for the assignment and transfer of their corresponding Equities to the Purchaser.

2.1.4. A Compradora deverá apresentar aos Vendedores, antes da assinatura deste Contrato, o Contrato de Garantia e Custódia que foi por ela negociado com o J.P. Morgan e por este aceito, que deverá conter linguagem suficiente, clara e indicativa dos termos acima (cláusulas 2 e 2.1), garantindo aos Vendedores o pagamento e a liberação dos recursos, segundo o que está indicado acima e que foi aqui convencionado e aceito pelas Partes.

2.1.4. Purchaser shall provide to the Sellers, prior to the signing of this Agreement, the Guarantee and Escrow Agreement which was negotiated by the Purchaser with J.P. Morgan and accepted by J.P. Morgan, that shall contain language sufficient, clear and indicative of the terms above (sections 2 and 2.1), guaranteeing to the Sellers the payment and the release of the funds, according to what is indicated above and that was herein agreed and accepted by the Parties.

2.2. Relação de Dívidas existentes que não modificam o Preço de Aquisição.	2.2. List of Existing Debts that do not modify the Purchase Price.

2.2.1. A Compradora está de acordo que as dívidas que são abaixo relacionadas e são por ela	2.2.1. Purchaser agrees that the debts that are listed below and are known by the Purchaser, shall not be

conhecidas, não serão objeto de quaisquer deduções do Preço de Aquisição e nem são discutíveis quanto à sua origem, necessidade, termos ou condições, a saber:	object of any deductions from the Purchase Price and nor are questionable as to its origin, necessity, terms or conditions, namely:

(a) (i) dívida junto ao INSS, estando ela sujeita a um processo de parcelamento em até 180 (cento e oitenta) meses, cujos pagamentos mensais vem sendo feitos pela Sociedade; e (ii) quaisquer outras dívidas com quaisquer outras autoridades fiscais, municipais, estaduais ou federais, incluídas em programas de parcelamento, ou sujeitas a outros acordos para pagamento dos respectivos valores em parcelas, todas estas dívidas mencionadas nos itens (i) e (ii) acima sendo pagas nas respectivas datas de pagamento de acordo com os termos do programa de parcelamento, segundo comprovado pelas últimas guias de pagamento recolhidas, correspondente ao mês anterior à Data de Fechamento, cujas cópias serão entregues à Compradora na Data de Fechamento (“Dívidas Fiscais”); e

(a) (i) debt with the INSS, which is subjected to an installment program up to 180 (one hundred eighty) months, which monthly payments are being made by the Company; and (ii) any other debts with any other tax authorities, Municipal, State or Federal, included in installment programs, or subjected to other agreements for payment of the respective amounts in installments, all these debts mentioned in items (i) and (ii) above being paid on the respective dates of payment in accordance with the terms of the installment program, as proven by the latest guides payment collected, corresponding to the previous month to the Closing Date, which copies shall be provided to Purchaser on the Closing Date (“Tax Debts”); and

(b) o saldo atual da dívida devida pela Sociedade nos termos do contrato de empréstimo [ ] que foi celebrado pela Sociedade com o Banco Santander (Brasil) S.A., São Paulo, em 22 de novembro de 2012; (o “Empréstimo Santander”). No valor total, na Data de Fechamento, das Dívidas Fiscais e do Empréstimo Santander, incluem-se também as dívidas relacionadas na cláusula 2.2.1 do Contrato Irrevogável e Irretratável de Compra e Venda de Participação Societária referente à aquisição da ACE (“Contrato da ACE”), sendo de comum acordo, por este instrumento, limitado pelas Partes a um total máximo de R$137.000.000,00 (Cento e Trinta e Sete Milhões de Reais).

(b) current balance of the debt due by the Company under the terms of the loan contract [ ] that was executed by the Company with Banco Santander (Brasil) S.A., São Paulo, on November 22, 2012 (the “Santander Loan”). In the total amount, on the Closing Date, of the Tax Debts and Santander Loan, are also included the debts related in the section 2.2.1 of the Irrevocable and Irreversible Equity Purchase Agreement regarding the acquisition of ACE (“ACE Agreement”), being of mutual agreement by this instrument, limited by the Parties to a total maximum of R$137,000,000.00 (One Hundred and Thirty Seven Million Reais).

2.2.1.1. Qualquer redução no valor antes mencionado de R$137.000.000,00 (Cento e Trinta e Sete Milhões de Reais), decorrente de uma eventual antecipação de pagamento realizado pela Sociedade, negociação dessas mesmas dívidas por ela, modificação na lei, portaria ou resolução de qualquer natureza, será sempre de único e exclusivo benefício da Sociedade, não podendo, então, os Vendedores invocarem ou virem a se beneficiar dessa redução e nem alterar o Preço de Aquisição (cláusula 2 acima), o qual não sofrerá modificação alguma. Tampouco o teto que foi aqui de comum acordo estabelecido, no valor de R$137.000.000,00 (Cento e Trinta e Sete Milhões de Reais) sofrerá alteração alguma em razão da eventual antecipação; negociação; modificação na lei; portaria ou resolução, etc. Assim, caso o valor total das Dívidas Fiscais e do Empréstimo do Santander, incluindo-se neste total as dívidas relacionadas na cláusula 2.2.1 do Contrato da ACE, venha a ultrapassar os R$ 137.000.000,00 (Cento e Trinta e Sete Milhões de Reais) e desde que sejam elas anteriores à Data de Fechamento, serão os Vendedores inteira e solidariamente responsáveis pelo pagamento do valor que venha a exceder esse mesmo limite, obrigando-se eles, desde sempre, ao ressarcimento à Compradora de qualquer excesso verificado, nos mesmos termos e condições estipulados neste Contrato. Para o controle e informação permanente das Partes deste instrumento, deverá a Compradora manter, a partir da Data de Fechamento, um relatório que deverá ser submetido aos Vendedores, a cada 90 (noventa) dias a partir da Data de Fechamento, por um período de 5 (cinco) anos consecutivos, indicando e demonstrando aos Vendedores, todos

2.2.1.1. Any reduction in the amount previously mentioned of R$137,000,000.00 (One Hundred and Thirty Seven Million Reais), arising from an eventual advance payment performed by the Company, negotiation of these same debts by the Company, change in law, ordinance or resolution of any nature, shall be always of the sole and exclusive benefit of the Company, and the Sellers may not, then, invoke or come to benefit from this reduction nor change the Purchase Price (section 2 above), which shall not suffer any modification. Neither the cap amount that was by mutual agreement herein established, in the amount of R$137,000,000.00 (One Hundred and Thirty Seven Million Reais), shall not suffer any change in reason of eventual advance; negotiation; change in law; ordinance or resolution, etc. Thus, in case the total amount of the Tax Debts and Santander Loan, including in this amount the debts related in section 2.2.1 of the ACE Agreement, exceed R$137,000,000.00 (One Hundred and Thirty Seven Million Reais), and since such debts are prior to the Closing Date, the Sellers shall be fully and severally liable for the payment of the amount that exceed this same limit, binding themselves, since always, to reimburse to the Purchaser of any excess verified, in the same terms and conditions stipulated in this Agreement. For the permanent control and information of the Parties of this instrument, the Purchaser shall maintain, as of the Closing Date, a report that shall be submitted to the Sellers, each 90 (ninety) days from the Closing Date, for a period of 5 (five) consecutive years, indicating and showing to the Sellers, all payments made by the Company in respect of the Tax Debts and Santander Loan and, if is the case, the os pagamentos realizados pela Sociedade em relação às Dívidas Fiscais e do Empréstimo do Santander e, se for o caso, os pagamentos realizados pela Sociedade em relação às eventuais dívidas que possam ultrapassar o limite acima mencionado de R$137.000.000,00 (Cento e Trinta e Sete Milhões de Reais), as quais estarão elas sujeitas à compensação com os valores que forem devidos pela Sociedade nos termos dos Contratos de Locação definidos abaixo.

payments made by the Company in relation to eventual debts that may exceed the limit mentioned above of R$137,000,000.00 (One Hundred and Thirty Seven Million Reais), which shall be subject to offset against the amounts that are due by the Company under the Lease Agreements defined below.

2.2.2. As Partes reconhecem que os cálculos do Preço de Aquisição foram baseados no fato de que:	2.2.2. The Parties acknowledge that the calculations of the Purchase Price were based on the fact that:

(i) a Sociedade pagou ou vai pagar, antes da Data de Fechamento, toda e qualquer outra dívida da Sociedade com instituições financeiras ou empréstimos com terceiros e que, após a Data de Fechamento, a Sociedade não será responsável pelo pagamento de quaisquer dívidas com autoridades fiscais ou terceiros, que sejam oriundas de um período anterior à Data de Fechamento, exceção feita às dívidas de terceiros (que não se confundem com dívidas fiscais) oriundas de atos, fatos ou omissões ocorridos antes do período de 5 (cinco) anos anteriores à mesma Data de Fechamento e àquelas mencionadas na cláusula 2.2.1 (a) e (b) acima;

(i) the Company has paid off or will pay off, prior to the Closing Date, all and any other indebtedness of the Company with financial institutions or loans with third parties and that, after the Closing Date, the Company shall be not liable for the payment of any debts with tax authorities or third parties, which are arising from a period prior to the Closing Date, exception made to the third party debts (not to be confused with tax debts) arising from acts, facts or omissions occurred before the period of 5 (five) years prior to the Closing Date and those mentioned in section 2.2.1 (a) and (b) above;

(ii) com base nos documentos contábeis e financeiros e da Projeção de Caixa (Cash-Flow) fornecidos pelos Vendedores, a Sociedade deverá ter até a data em que vier a completar 90 (noventa) dias contados esses desde a Data de Fechamento, recursos financeiros suficientes para o seu normal desempenho de suas atividades educacional e empresarial, baseados no número de alunos

(ii) based on the accounting and financial documents and the Cash-Flow provided by Sellers, the Company shall have, for the period of 90 (ninety) days after the Closing Date, sufficient financial resources for its ordinary performance of its educational and business activities, based on the number of students enrolled in the FMU-FIAM/FAAM and FISP University Complex, at the

matriculados no Complexo Universitário da FMU-FIAM/FAAM e FISP, na Data de Fechamento, sem a necessidade de aporte de fundos externos, bem como deverá ter, conforme as cópias dos extratos das contas financeiras em nome da Sociedade, na Data de Fechamento, um saldo mínimo em caixa no valor de R$12.000.000,00 (Doze Milhões de Reais), livres de quaisquer encargos ou ônus;

Closing Date, without the need for the contribution of external funds. As reflected in the copies of the Company’s statements of its financial accounts, as of the Closing Date, a minimum cash balance in the amount of R$12,000,000.00 (Twelve Million Reais) free of any liens;

(iii) Apesar do número de alunos matriculados no Complexo Universitário da FMU-FIAM/FAAM e FISP, na Data de Fechamento, estar sujeito a alterações decorrentes do curso ordinário dos negócios, os Vendedores representam que referido número será, na Data de Fechamento de no mínimo 60.000 (sessenta mil) alunos, gerando uma receita/faturamento líquidos de no mínimo R$32.000.000,00 (trinta e dois milhões de Reais) por mês, baseando-se na média acumulada desde o início do ano letivo corrente até a Data de Fechamento, os quais serão confirmados pelos Vendedores por meio de apresentação de documentação na Data de Fechamento.

(iii) Notwithstanding the fact that the number of students enrolled in the FMU-FIAM/FAAM and FISP University Complex, at the Closing Date, is subject to changes in the ordinary course of business, the Sellers represent that such number shall be, on the Closing Date at least 60,000 (sixty thousand) students, generating a net revenue/billing of at least R$32,000,000.00 (thirty two million Reais) per month based on the cumulative average since the beginning of the current school year until the Closing Date, which will be confirmed by the Sellers by means of the presentation of documentation on the Closing Date.

(iv) os Vendedores continuarão a administrar a Sociedade, a partir da data da assinatura deste instrumento e até a Data de Fechamento, de acordo com o curso normal e ordinário do negócio, incluindo a realização dos pagamentos, tempestivamente, de fornecedores, sem a realização, ou o compromisso de realização, de quaisquer pagamentos ou transferências que fujam à rotina e ao curso ordinário do negócio educacional e que possam vir a ser considerados como extraordinários e/ou injustificados, tais como: a venda ou a oneração dos recebíveis, a distribuição de dividendos, juros sobre capital

(iv) the Sellers shall continue to manage the Company, from the signature date of this instrument and until the Closing Date, according to the normal and ordinary course of the business, including making the payments, timely, of suppliers, without the realization of, or the commitment to perform, any payments or transfers that are outside of the routine and the ordinary course of the educational business and that may be considered as extraordinary and/or unjustified, such as: the sale or encumbrance of receivables, the distribution of dividends, interests on the Company’s capital and the payments of severance

próprio e os pagamentos de verbas rescisórias com valores acima daqueles estabelecidos em lei ou em contrato celebrado antes da presente data, conforme seja o caso; e	pay with amounts above those established in law or in agreement executed prior to the date hereof, as the case may be; and

(v) ficando claro que quaisquer obrigações ou compromissos de pagamento da Sociedade com os Vendedores ou quaisquer outras partes relacionadas aos Vendedores, se estas acaso existirem, deverão ser totalmente liquidadas antes da Data de Fechamento, excluindo-se, obviamente, os pagamentos dos aluguéis que obedecem a contratos de locação próprios.

(v) being clear that any payment obligations or commitments to perform payments of the Company with the Sellers or any other related parties to the Sellers, if any, shall be fully paid off prior to the Closing Date, excluding, obviously, the payments of the rents according to appropriate lease agreements.

2.2.3. Quaisquer outras dívidas da FMU que não tenham sido mencionadas na cláusula 2.2.1 letras (a) e (b) acima e que se refiram a um período anterior à Data de Fechamento, serão de exclusiva responsabilidade dos Vendedores, exceto as dívidas fiscais prescritas e as dívidas de terceiros (que não se confundem com dívidas fiscais) oriundas de atos, fatos ou omissões ocorridos há mais de 5 (cinco) anos antes da Data de Fechamento. Se a Sociedade vier a, ou tiver que pagar quaisquer das dívidas de responsabilidade dos Vendedores conforme acima mencionado, e sendo esses pagamentos realizados pela Sociedade, após a Data de Fechamento e não tendo sido eles reembolsados pelos Vendedores, serão os mesmos então deduzidos dos alugueres que forem devidos pela FMU aos Vendedores, ou às sociedades controladas por estes, nos termos dos contratos de locação firmados na Data de Fechamento, ou mesmo depois de referida data, entre a Sociedade como locatária e os Vendedores, ou sociedades controladas pelos Vendedores, como locadores, segundo o “Anexo Contratos de Locação” e os termos das cláusulas 7.1 e 7.2

2.2.3. Any other debts of FMU that have not been mentioned in section 2.2.1 letters (a) and (b) above and refer to a period prior to the Closing Date, shall be the sole liability of the Sellers, except the elapsed tax debts and third parties debts (that not confused with tax debts) arising from acts, facts or omissions that occurred more than 5 (five) years prior to the Closing Date. If the Company pays, or has to pay, any of the debts of liability of the Sellers, as mentioned above, and being these payments made by the Company, after the Closing Date and have not been reimbursed by the Sellers, then such payment shall be deducted from the rents due from FMU to the Sellers or the companies controlled by the Sellers, pursuant to the lease agreements executed on the Closing Date, or even after of referred date, between the Company as lessee and the Sellers, or companies controlled by the Sellers, as lessors as per the “Lease Agreements Exhibit” and the terms of sections 7.1 and 7.2 below. Similarly, the Company may also deduct from the rents due from the Company to the Sellers, or to the companies controlled by the Sellers, the eventual missing amount pursuant to abaixo. Da mesma forma, a Sociedade também poderá deduzir dos alugueres devidos por ela aos Vendedores, ou a sociedades controladas pelos Vendedores, o valor eventualmente faltante nos termos da cláusula 2.2.2 acima.

the terms of section 2.2.2 above.

3. Condições Precedentes. As Partes concordam que, antes ou na Data de Fechamento, os Vendedores e a Compradora deverão cumprir com suas respectivas condições precedentes ao Fechamento da Transação conforme previstas abaixo (conjuntamente denominadas “Condições Precedentes”):

3. Conditions Precedent. The Parties agree that, on or before the Closing Date, Sellers and Purchaser shall have met their respective conditions precedent to the Closing of the Transaction as described below (collectively referred to as the “Conditions Precedent”):

3.1. Aprovação pela Autoridade de Defesa da Concorrência. Somente após o depósito ter sido efetuado pela Compradora na conta de garantia e custódia como indicado na cláusula 2 (a) acima, é que as Partes deverão submeter a Transação para aprovação do CADE. Ambas as Partes deverão cooperar para ter a Transação o mais rapidamente possível aprovada pelo CADE, de acordo com os termos e condições deste Contrato, incluindo a última instância recursal administrativa, se e quando necessário. As Partes se comprometem a fornecer todos os documentos solicitados e a praticar todos os atos necessários para a aprovação da operação em todos os níveis, até a última instância recursal administrativa. Cada Parte deverá ser responsável por quaisquer eventuais penalidades, multas, responsabilidades e custos resultantes de violações referentes a suas omissões ou atos. A Compradora deverá ser a única responsável pelos custos referentes ao processo perante o CADE, exceto pelos custos relacionados à representação legal dos Vendedores, os quais serão de responsabilidade deles. Caso, após a última instância recursal administrativa, o CADE

3.2. Antitrust Approval. Only after the deposit has been made by the Purchaser in the guarantee and escrow account as indicated in the section 2 (a) above, is that the Parties shall submit the Transaction for the approval of the CADE. Both Parties shall cooperate to have the Transaction approved by CADE as soon as possible, in accordance with the terms and conditions of this Agreement, including the last administrative level of appeal, if and whenever necessary. The Parties undertake to provide all the requested documents and to practice all the necessary acts for the approval of the Transaction in all levels, until the last administrative level of appeal. Each Party shall be responsible for any possible fines, penalties, liabilities and costs resulting from violations related to its omission or act. The Purchaser shall be solely responsible for all the costs related to the process before CADE, except for those related to the legal representation of the Sellers, which shall be their responsibility. In the event that after the last administrative level of appeal, CADE does not approve the Transaction in accordance with the terms and conditions of this Agreement and either

não aprove a Transação de acordo com os termos e condições deste Contrato e qualquer uma das Partes venha a decidir que a Transação já não é mais de seu interesse, referida Parte poderá se retirar da Transação comunicando por escrito a outra Parte e, assim, rescindir este Contrato sem que seja devido o pagamento pela retirante de qualquer penalidade e/ou Multa.

of the Parties decide that the altered Transaction is no longer in its interest, then such Party may withdraw from the Transaction communicating in writing the other Party and thereby terminate this Agreement without being owed the payment by the withdrawn Party of any fine and/or Penalty.

3.2. (a) Transformação. As Partes acordam que os Vendedores somente deverão iniciar o processo de transformação da Sociedade, após a aprovação desta Transação pelo CADE e do depósito ter sido efetuado pela Compradora, na conta de garantia e custódia como indicado na cláusula 2 (a). Os Vendedores deverão ter concluído o processo de transformação da Sociedade em sociedade com fins lucrativos, sob a forma de uma sociedade empresária limitada, denominada “Sociedade Limitada”, ou em uma Sociedade Anônima, conforme venha a ser indicado pela Compradora, por escrito aos Vendedores, estando o processo devidamente registrado e arquivado pelo Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica e pela JUCESP, se não houver rejeição desta em registrar o contrato social da Sociedade transformada que foi devidamente protocolado pelos Vendedores junto a ela, e também pela Secretaria da Receita Federal em São Paulo (obtendo/atualizando o CNPJ/MF), segundo legislação brasileira pertinente.

3.2. (a) Transformation. The Parties agree that the Sellers shall only begin the transformation process of the Company, after the approval of this Transaction by CADE and of the deposit has been made by the Purchaser, in the guarantee and escrow account as indicated in the section 2 (a). Sellers shall have completed the process of transformation of the Company into a for-profit company, under the form of a limited liability company (sociedade empresária limitada), namely “Sociedade Limitada” or a corporation, as may be indicated by Purchaser, in writing, to the Sellers, being the process duly registered and filed with the Registry of Deeds and Documents and Civil of Legal Entity and with JUCESP, if there is no rejection from JUCESP to register the articles of association of the transformed Company, that was duly filed by the Sellers before JUCESP, and also with Brazilian Federal Revenue in São Paulo (obtaining/updating the CNPJ/MF), according to the relevant Brazilian law.

3.2 (b) Reorganização. Os Vendedores deverão ter finalizado a restruturação interna para a redução de funcionários e prestadores de serviços associada à transição da administração da Sociedade pelos Vendedores para a administração

3.2 (b)  Reorganization. The Sellers shall have completed the internal restructuring to reduce staff and service providers associated with the transition of the management of the Company by the Sellers to the management of the Company by the pela Compradora, de acordo com os planos de reestruturação apresentados pelos Vendedores à Compradora e à PWCF durante o processo de auditoria (due diligence). Consequentemente, todos os custos de rescisão que vierem a ocorrer para esta reestruturação interna, deverão ter sido pagos pela Sociedade antes da Data de Fechamento.

Purchaser, in accordance with the restructuring plans submitted by the Sellers to the Purchaser and PWCF during the audit procedure (due diligence). Consequently, all costs of termination that may occur for this internal restructuring must have been paid by the Company prior to the Closing Date.

3.3. Depósito de Garantia. A Compradora deverá ter efetuado o depósito no ato da assinatura do presente instrumento no valor de R$500.000.000,00 (Quinhentos Milhões de Reais) na conta de garantia e custódia, nos termos da cláusula 2 (a) acima e ter submetido aos Vendedores o Contrato de Garantia e Custódia para ser firmado com o J.P. Morgan para a aprovação e eventual aceitação dos Vendedores.

3.3. Escrow Deposit. Purchaser shall have made the deposit in the act of signature of the present instrument in the amount of R$500,000,000.00 (Five Hundred Million Reais) in the guarantee and escrow account, under the terms of section 2 (a) above, and have submitted to the Sellers the Guarantee and Escrow Agreement to be executed with J.P. Morgan, for approval and eventual acceptance of the Sellers.

4. Cláusula Penal. Caso este Contrato seja rescindido pela Compradora ou pelos Vendedores, as Partes estabelecem uma penalidade pecuniária, que é aqui livremente estipulada e acordada entre as Partes no valor de R$50.000.000,00 (Cinquenta Milhões de Reais) (a “Multa”), que será aplicada conforme os termos e condições abaixo:

4. Penalty Clause. In case this Agreement is terminated by either the Purchaser or the Sellers, the Parties establish a financial penalty, which is here freely stipulated and agreed between the Parties in the amount of R$50,000,000.00 (Fifty Millions Reais) (the “Penalty”), which shall be applied in accordance with the terms and conditions below:

(a) os Vendedores pagarão a Multa à Compradora caso o CADE aprove a Transação originada por este instrumento e os Vendedores não transformem a Sociedade em sociedade com fins lucrativos (sob a forma de limitada ou sociedade anônima) ou, caso a Compradora se encontre pronta para o Fechamento da Transação (desde que cumpridos por ela todos os termos deste Contrato) e os Vendedores se recusem a

(a) Sellers shall pay the Penalty to the Purchaser in case of CADE approves the Transaction originated by this instrument and the Sellers do not transform the Company into a for-profit company (under the form of a limited liability company (sociedade empresária limitada or a corporation) or, in case the Purchaser is ready for the Closing of the Transaction (provided that the Purchaser has complied with all terms of this

fazer o Fechamento; e	Agreement) and the Sellers refuse to make the Closing; and

(b) a Compradora pagará a Multa aos Vendedores, caso o CADE tenha aprovado a Transação originada por este instrumento e os Vendedores tenham transformado a Sociedade em uma sociedade com fins lucrativos (sob a forma de limitada ou sociedade anônima) encontrando-se, portanto, prontos para o Fechamento (segundo os termos deste Contrato) e a Compradora se recuse a fazê-lo.

(b) Purchaser shall pay the Penalty to the Sellers in case CADE has approved the Transaction originated by this instrument and Sellers have transformed the Company into a for-profit company (under the form of a limited liability company (sociedade empresária limitada) or a corporation), therefore, the Sellers are ready to the Closing (in accordance with the terms of this Agreement) and the Purchaser refuses to close.

4.1.1. Se a Multa for devida pela Compradora aos Vendedores nos termos da cláusula 4 (b) acima, o valor da Multa poderá ser deduzido do valor que foi depositado pela Compradora na conta de garantia e custódia sendo transferido pelo J.P. Morgan junto com os respectivos rendimentos aos Vendedores, mediante comunicado escrito assinado pela Compradora. Caso a Compradora se recuse a assinar em favor dos Vendedores a autorização da liberação da parcela a eles devida correspondente à Multa, esta será acrescida de um valor adicional de R$10.000,00 (Dez Mil Reais) por dia de atraso, decorrente da recusa pela Compradora para liberar o valor devido aos Vendedores, somando-se à Multa o valor correspondente ao número de dias que tiverem se passado até que os Vendedores recebam da Compradora o valor total da Multa e do acréscimo correspondente ao número de dias transcorridos até sua efetiva liberação.

4.1.1. If the Penalty is due by the Purchaser to the Sellers under the terms of section 4 (b) above, the amount of the Penalty shall be deducted from the amount that was deposited by the Purchaser in the guarantee and escrow account and, therefore, transferred by J.P. Morgan with its related yield to the Sellers by means of a written communication executed by the Purchaser. In case the Purchaser refuses to sign in favor of the Sellers the release authorization of the installment due to the Sellers corresponding to the Penalty, it shall be increased of an additional amount of R$10,000.00 (Ten Thousand Reais) per day of delay, arising from the refusal by the Purchaser to release the amount due to the Sellers, adding to the Penalty the amount corresponding to the number of days that have passed until the Sellers receive from the Purchaser the total amount of the Penalty and the addition corresponding to the number of days elapsed until its effective release.

4.1.2. Se a Multa for devida pelos Vendedores à Compradora nos termos da cláusula 4 (a) acima e os Vendedores se recusarem a realizar tal pagamento, ao valor da Multa será acrescido um	4.1.2. If the Penalty is due by the Sellers to the Purchaser pursuant to the section 4 (a) above and the Sellers refuse to make such payment, shall be increased to the Penalty amount an additional

valor adicional de R$10.000,00 (Dez Mil Reais) por dia de atraso até a data do efetivo pagamento da Multa pelos Vendedores à Compradora.	amount of R$10,000.00 (Ten Thousand Reais) per day of delay until the date of the effective payment of the Penalty by the Sellers to the Purchaser.

4.2. A Compradora poderá rescindir o presente Contrato, sem o pagamento da Multa (cláusula 4. acima) ou de qualquer outro valor devido aos Vendedores, caso ocorra, entre a data da assinatura do presente instrumento e a Data de Fechamento, um evento que, por ser absolutamente imprevisível, venha a causar um dano a qualquer aspecto da Sociedade e/ou da ACE, trazendo consequências substanciais ou até mesmo prejudicando a continuação dos negócios, ambas da maneira rotineira e habitual. Para que esse evento possa ser assim considerado, é necessário que as consequências dele venham a causar, dentro do prazo de até 365 (trezentos e sessenta e cinco) dias a contar da data desse evento, um prejuízo à Sociedade e/ou à ACE de valor superior a R$60.000.000,00 (Sessenta Milhões de Reais) (“Efeito Prejudicial Substancial”). Apenas para esclarecer: os seguintes eventos são exemplos dos tipos de evento que poderiam causar um Efeito Prejudicial Substancial, mas, de forma alguma, tem o propósito de limitar o que poderia ser considerado como tal: um incêndio em um ou em mais de um dos edifícios atualmente ocupados pela Sociedade com ou sem vítimas, desde que isso impeça o funcionamento normal ou a continuação das atividades escolares, ou mesmo colapso e desabamento de um ou mais dos edifícios ocupados pela Sociedade, com ou sem vítimas, ou a interdição do funcionamento da Sociedade por qualquer órgão seja ele da administração federal, estadual ou municipal etc. Os Vendedores concordam que eles deverão notificar por escrito a Compradora, dentro do

4.2. Purchaser may terminate this Agreement, without the payment of the Penalty (section 4 above) or of any other amount due to the Sellers, in case of occurrence, between the signature date of this instrument and the Closing Date, an event that, by be absolutely unpredictable, may cause a damage to any aspect of the Company and/or ACE, bringing material consequences or even damaging the continuation of the business, both in a routine and habitual manner. In order to consider this event as such, it is required that the consequences of the event cause, within the term of 365 (three hundred and sixty-five) days as of the date of the event, a damage to the Company and/or to ACE of an amount higher than R$60,000,000.00 (Sixty Million Reais) (a “Material Adverse Effect”). For clarification purposes only, the following events are examples of the types of event that could cause a Material Adverse Effect, but in no way is this list intended to limit what could be considered as such: a fire in one or more of the buildings currently occupied by the Company with or without victims, provided that it prevents normal operation or continuation of the school activities, or even collapse and landslide of one or more of the buildings occupied by the Company, with or without victims, or interdiction of the operation of the Company by any government entity be it Federal, State or Municipal, etc. Sellers agree that they shall notify in writing the Purchaser within 48 (forty-eight) hours as of their knowledge of any event that could reasonably be considered to cause a Material Adverse Effect. Similarly, the Purchaser shall notify in writing the Sellers also within 48 prazo improrrogável de 48 (quarenta e oito) horas do seu conhecimento sobre qualquer evento que possa razoavelmente vir a ser assim considerado como o causador de um Efeito Prejudicial Substancial. Da mesma forma, a Compradora deverá notificar os Vendedores, também no prazo de 48 (quarenta e oito) horas a partir de seu conhecimento, por escrito, caso venha ela a tomar conhecimento de um evento ocorrido e que se caracterize como indicado acima.

(forty-eight) hours as of its knowledge of any event that is characterized as indicated above.

5. Cooperação. Entre a data da assinatura deste instrumento e a Data de Fechamento, caso a Compradora necessite de qualquer tipo de informações sobre as atividades e finanças da Sociedade, ou necessite entrar em contato com qualquer pessoa responsável pela gestão da Sociedade, exceção feita aos coordenadores pedagógicos e professores, deverá solicitar tais informações ou contato através do Dr. Eduardo Alves da Silva e Dr. Edson Alves da Silva que, prazerosamente, prestarão todas as informações ou viabilizarão os contatos solicitadas dentro do menor tempo possível. As Partes reconhecem que a cooperação descrita acima é um elemento importante da Transação.

5. Cooperation. Between the date of execution of this instrument and the Closing Date, if the Purchaser requires any kind of information regarding the operations and finances of the Company, as well as any contact with any person responsible for the Company’s management, except for academic coordinators and teachers, the Purchaser shall request such information or contact through Dr. Eduardo Alves da Silva and Dr. Edson Alves da Silva, that, pleasurably, shall provide all the information requested or enable the contacts requested within the shortest possible time. The Parties recognize that the cooperation described above is an important element of the Transaction.

6. Fechamento. As Partes acordam que a Transação será consumada no Fechamento (o “Fechamento”), no escritório do Prof. Edevaldo na Avenida Nove de Julho, 4129, na cidade e Estado de São Paulo, ou em qualquer outro lugar acordado mutuamente por ambas as Partes, o qual deverá ocorrer no 5º dia útil após (i) a aprovação final do CADE referente à presente Transação, evidenciada por meio de decisão do referido órgão aprovando o respectivo ato de concentração,

6. Closing. The Parties hereby agree that the Transaction shall be consummated at the closing (the “Closing”) in the office of Prof. Edevaldo at Avenida Nove de Julho, 4129, in the city and State of São Paulo, or in any other place mutually agreed by both of the Parties, which shall occur on the 5th business day after (i) the final approval of CADE regarding this Transaction, confirmed by means of a decision of such authority approving the relevant concentration act, duly published according to the devidamente publicada nos termos da lei e não mais sujeita a recurso ou pedido de avocação; e (ii) o registro no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica e na JUCESP, se não houver rejeição desta em registrar o contrato social da Sociedade transformada que foi devidamente protocolado pelos Vendedores junto a ela, da transformação da Sociedade em sociedade com fins lucrativos (a “Data de Fechamento”).

law and not subject to recourse or certiorari request; and (ii) the registration with the Registry of Deeds and Documents and Civil of Legal Entity and with JUCESP, if there is no rejection from JUCESP to register the articles of association of the transformed Company that was duly filed by the Sellers before JUCESP, of the transformation of the Company into for-profit company (the “Closing Date”).

6.1. Documentos da Transação e Documentos a ela Relacionados. Os seguintes documentos deverão ser assinados ou apresentados pelas Partes na Data de Fechamento:	6.1. Transaction Documents and Related Documents. The following documents shall be executed or provided by the Parties on the Closing Date:

(i) procuração a ser assinada pelos administradores da Sociedade antes da transferência das Participações Societárias à Compradora, desde que o pagamento do Preço de Aquisição tenha sido feito e liberado aos Vendedores, outorgando poderes de administração da Sociedade para os indivíduos a serem indicados por escrito pela Compradora, que será e permanecerá como única responsável pelos atos que vierem a ser praticados por eles, isentando, desde agora, toda e qualquer responsabilidade dos Vendedores quanto aos atos praticados pelos mesmos procuradores. A procuração servirá para o período a partir da data de assinatura do documento societário que indicá-los ou, mesmo a outros, como novos administradores da Sociedade. A procuração dará poderes aos que nela forem indicados pela Compradora e será válida entre a Data de Fechamento e a data em que referido documento societário for devidamente registrado no Cartório de Registro de Títulos e Documentos e Civil de Pessoa Jurídica e na JUCESP, se não

(i) power-of-attorney to be signed by the administrators of the Company before the transfer of the Equities to the Purchaser, provided that the payment of the Purchase Price has already been made and released to the Sellers, granting management powers to individuals to be indicated in writing by the Purchaser, which shall be and remain as the sole responsible for the acts that may be performed by them, exempting, from now, any and all liability of the Sellers regarding the acts performed by the same attorneys. The power-of-attorney shall serve for the period as of the signature date of the corporate document that appoints the referred individuals, or even others, as new managers of the Company. The power-of-attorney shall grant powers to the ones indicated in the power-of-attorney by the Purchaser and shall be valid between the Closing Date and the date that such corporate document is duly registered with the Registry of Deeds and Documents and Civil of Legal Entity and with JUCESP, if there is no rejection from JUCESP to register the articles of houver rejeição desta em registrar o contrato social da Sociedade transformada que foi devidamente protocolado pelos Vendedores junto a ela, gerando, assim, efeito legal perante terceiros, nos termos do “Anexo Procuração”;

association of the transformed Company that was duly filed by the Sellers before JUCESP, thus generating legal effect with third parties, in the form of the “Power of Attorney Exhibit”;

(ii) senhas, certificados digitais ou quaisquer outras informações da Sociedade necessárias para o funcionamento das atividades da Sociedade, para serem entregues na Data de Fechamento à Compradora para uso dela, perante qualquer instituição pública ou privada, incluindo, mas não limitada a, Receita Federal, Prefeitura Municipal e Ministério da Educação - MEC;

(ii) passwords, digital certificates or any other information of the Company required for the operation of its activities of the Company, to be provided on the Closing Date to the Purchaser for use by the Purchaser, before any public or private institution, including, but not limited to, Brazilian Federal Revenue, Municipality and Ministry of Education - MEC;

(iii) Contratos de Locação entre a Sociedade como locatária e os Vendedores, ou as sociedades controladas pelos mesmos, como locadores, a serem assinados na Data de Fechamento, nos termos da minuta do contrato de locação aqui anexada, bem como, da tabela de valores de aluguel acordados entre as Partes (“Anexo Contratos de Locação”), para todas as propriedades atualmente em uso pela Sociedade e de titularidade dos Vendedores ou de sociedades controladas pelos mesmos (excluídos os imóveis do Morumbi e do Campus da Iguatemi, localizados à Rua Engenheiro Isaac Milder, 355, Real Parque Morumbi, na cidade de São Paulo, Estado de São Paulo, CEP 05688-010 e à Rua Iguatemi, 306, Itaim Bibi, na cidade de São Paulo, Estado de São Paulo, CEP 01451-010, respectivamente (os “Contratos de Locação”).

(iii) Lease Agreements between the Company as lessee and the Sellers, or the companies controlled by the Sellers, as lessors, to be executed on the Closing Date, in accordance with the draft of the lease agreement attached hereto, as well as the table of rental amounts agreed between the Parties (the “Lease Agreements Exhibit”) for all properties currently in use by the Company and of ownership of the Sellers or companies controlled by the Sellers (excluded the real estate properties of Morumbi and the Iguatemi Campus, located at Rua Engenheiro Isaac Milder, 355, Real Parque Morumbi, in the City of São Paulo, State of São Paulo, Zip Code 05688-010 and Rua Iguatemi, 306, Itaim Bibi, in the City of São Paulo, State of São Paulo, Zip Code 01451-010 respectively (the “Lease Agreements”).

Os Contratos de Locação terão as seguintes características:	The Lease Agreements shall have the following characteristics:

(1) O prazo de vigência inicial dos Contratos de	(1) The initial term of the Lease Agreements of the

Locação dos imóveis dos Vendedores e de suas empresas coligadas será de 13 (treze) anos, sendo que a locatária terá o direito de poder renovar caso lhe convenha desde que observadas as mesmas condições e cláusulas dos Contratos de Locação dos imóveis dos Vendedores e/ou de suas empresas coligadas, por um prazo adicional de 4 (quatro) anos;

real estate properties of the Sellers and of their affiliated companies shall be of 13 (thirteen) years, with a right of the lessee to be able to renew, if it suits to the lessee, provided that observed the same conditions and sections of the Lease Agreements of the real estate properties of the Sellers and/or of its affiliated companies for an additional term of 4 (four) years;

(2) O valor total para o primeiro ano de aluguel dos imóveis dos Vendedores e de suas empresas coligadas, objeto dos Contratos de Locação, a partir da Data de Fechamento, será de R$22.929.600,00 (Vinte E Dois Milhões, Novecentos E Vinte E Nove Mil E Seiscentos Reais); e

(2) The aggregate amount for the first year of rent of the real estate properties of the Sellers and of their affiliated companies, object of the Lease Agreements, as of the Closing Date, shall be of R$22,929,600.00 (Twenty-Two Million, Nine-Hundred And Twenty-Nine Thousand And Six Hundred Reais); and

(3) Os alugueres dos imóveis em nome dos Vendedores e/ou de suas empresas coligadas, nos termos dos Contratos de Locação a serem firmados na Data de Fechamento, serão reajustados, anualmente, a partir do primeiro ano de locação, ou seja, a partir de 2014, segundo a variação anual do IGP-M/FGV ou, por outro índice oficial que venha a substituir o mesmo, mantidas todas as demais cláusulas e condições, constantes dos aludidos Contratos de Locação.

(3) The rents of the real estate properties of the Sellers and/or of its affiliated companies, under the terms of the Lease Agreements to be executed on the Closing Date, shall be readjusted, annually, from the first year of rental, i.e., as of 2014, according to the annual variation of the IGP-M/FGV (General Market Prices Index calculated by Fundação Getúlio Vargas) or, other official index that replaces the same, maintained all other terms and conditions, contained in the mentioned Lease Agreements.

6.1.1. Os Vendedores entregarão à Compradora, na Data de Fechamento, os originais de todos os contratos de locação vigentes e firmados com terceiros, referentes aos imóveis atualmente usados/ocupados pela Sociedade de propriedade de terceiros, conforme descrito no “Anexo Locação de Terceiros”. As bases, termos e condições dos atuais contratos de locação com

6.1.1. The Sellers shall provide to the Purchaser, on the Closing Date, the original of all lease agreement in force and entered into with third parties, related to the real estate properties currently used/occupied by the Company and including the real estate properties of ownership of independent third parties as described in “Exhibit of Third Parties Lease”. The bases, terms and terceiros, foram devidamente examinados e aceitos pela Compradora antes da assinatura do presente instrumento, e deverão ser objeto de eventual entendimento futuro diretamente entre a Sociedade e esses mesmos terceiros, não dependendo e nem participando os Vendedores de referidas negociações.

conditions of the current lease agreements with third parties have been duly examined and accepted by the Purchaser before the signing of the present instrument, and shall be subject of eventual future understanding directly between the Company and such third parties, not depending nor participating the Sellers of referred negotiations.

6.1.2. Os Vendedores entregarão à Compradora, na Data de Fechamento, cópias dos Instrumentos Particulares de Venda e Compra referentes aos imóveis atualmente matriculados em nome da Sociedade, demonstrando, assim, estarem os mesmos em processo de terem os registros dessas alienações devidamente transcritas nas respectivas matrículas, sejam para os nomes dos próprios Vendedores ou para sociedades por eles controladas, ou mesmo a terceiros independentes. Os Vendedores serão os únicos responsáveis pelo aperfeiçoamento dessas transferências de imóveis após a Data de Fechamento, incluindo o pagamento das respectivas taxas e tributos, se ainda não estiverem concluídas, buscando fazê-las no menor tempo possível. Os Vendedores também serão responsáveis pelo pagamento de qualquer tributo ou taxa devidos em virtude da referida titularidade, com exceção daqueles tributos ou taxas em atraso, já conhecidos da Compradora, que a Sociedade vem pagando e definidas na cláusula 2.2.1(a)(ii) como Dívidas Fiscais, e dos tributos e taxas definidos nos Contratos de Locação que serão de responsabilidade da Sociedade como locatária a partir da Data de Fechamento.

6.1.2. The Sellers shall provide to Purchaser, on the Closing Date, the copies of the Private Instrument of Purchase and Sale regarding the real estate properties currently registered on behalf of the Company, thereby, demonstrating, therefore, that such real estate properties are in process of having the records of these disposals duly transcribed in the respective registrations (matriculas), on behalf of the Sellers, or the companies controlled by Sellers or even independent third parties. The Sellers shall be the only ones liable for the perfectioning of such transfers of the real estate properties after the Closing Date, including the payment of related fees and taxes, if the transfers are not already completed, trying to do the transfers in the shortest possible time. The Sellers shall also be liable for the payment of any tax or fee due by reason of that ownership, with exception of those taxes or fees overdue, already known by the Purchaser, that the Company is paying and defined in section 2.2.1(a)(ii) as Fiscal Debts, and of taxes and fees defined in the Lease Agreements that shall be liability of the Company as lessee from the Closing Date.

6.2. Registro após o Fechamento. As Partes deverão trabalhar em conjunto e colaborando entre si, para que o registro dos documentos societários	6.2. Post-Closing Registrations. The Parties shall work jointly and collaborating with each other in order to register the corporate documents

referentes à cessão das Participações Societárias à Compradora e/ou à nomeação dos administradores da Sociedade que forem indicados pela Compradora seja feito no menor tempo possível.	regarding the assignment of the Equities to the Purchaser and/or appointment of the administrators of the Company that are indicated by the Purchaser in the shortest period of time possible.

7. Disposições Diversas. Quaisquer dívidas em nome da FMU, incluindo dívidas oriundas de reclamações de terceiros, que não tenham sido mencionadas de forma específica no presente instrumento e que se refiram a fatos, atos ou omissões ocorridos em um período anterior à Data de Fechamento, incluindo esta, obviamente, serão de exclusiva responsabilidade dos Vendedores de forma solidária, exceto as dívidas fiscais prescritas e as dívidas de terceiros (que não se confundem com dívidas fiscais) oriundas de atos, fatos ou omissões ocorridos há mais de 5 (cinco) anos antes da Data de Fechamento (as “Dívidas Compensáveis”). As Partes reconhecem que esta limitação não se aplica a reclamações de terceiros já demandadas da Sociedade até a Data de Fechamento. A Sociedade deverá apresentar as Dívidas Compensáveis aos Vendedores para sua devida verificação, sendo que os Vendedores deverão examiná-las e apresentar as defesas cabíveis, se for o caso.

7. Miscellaneous. Any debts on behalf of FMU, including the debts arising from third party claims, that have not been specifically mentioned in the present instrument and which refers to facts, acts or omissions occurred at a period prior to the Closing Date, including this, obviously, shall be of sole liability of the Sellers, jointly, except the elapsed tax debts and the third parties debts (that not confused with tax debts) arising from of acts, facts or omissions that occurred more than 5 (five) years prior to the Closing Date (the “Debts Subject to Offset”). The Parties acknowledge that this limitation not apply to third parties claims already demanded of the Company until the Closing Date. The Company shall submit the Debts Subject to Offset to the Sellers for its due verification, and the Sellers shall examine the Debts Subject to Offset and submit the applicable defenses, if the case.

7.1. Os Vendedores deverão efetuar o pagamento a quaisquer credores dentro das condições que tiverem sido anteriormente estipuladas entre eles e esses mesmos credores, não sendo os Vendedores obrigados a antecipar quaisquer pagamentos que venham a ser prematuramente solicitados pela Sociedade que pudesse mudar os termos anteriormente avençados entre os Vendedores e seus eventuais credores. Caso os Vendedores não liquidem as Dívidas

7.1. The Sellers shall make the payment to any creditor within the conditions that have been previously stipulated between the Sellers and those same creditors, and the Sellers will not be required to anticipate any payments that may be prematurely requested by the Company, that may change the previously agreed terms between the Sellers and their eventual creditors. In case of the Sellers not settle the Debts Subject to Offset after the Sellers have exhausted all the applicable

Compensáveis depois de terem eles exaurido todas as defesas que forem aplicáveis, serão elas então objeto da dedução dos valores mensais dos alugueres vincendos e devidos nos termos dos Contratos de Locação firmados na Data de Fechamento, ou daqueles firmados depois de referida data, entre a Sociedade como locatária e os Vendedores ou sociedades por eles controladas como locadores.

defenses, then such debts shall be object of deduction of the monthly amounts of the rents falling due and due, under the terms of the Lease Agreements executed on the Closing Date, or the ones executed after such date, between the Company as lessee and the Sellers or the companies controlled by the Sellers as lessors.

7.1.1. Para o controle e informação permanente das Partes deste instrumento, deverá a Compradora manter, a partir da Data de Fechamento, um relatório de conta-corrente a ser enviado aos Vendedores a cada 90 (noventa) dias a partir da Data de Fechamento, por um período de 5 (cinco) anos consecutivos, indicando e demonstrando todos os pagamentos realizados pela Sociedade com relação às Dívidas Compensáveis, bem como todos os pagamentos recebidos pela Sociedade oriundos de reclamações de terceiros e das cobranças de atrasados que se refiram a fatos, atos ou omissões ocorridos em um período anterior à Data de Fechamento, incluindo esta, obviamente. Os Vendedores serão responsáveis pelo pagamento, nos termos da cláusula 7 acima, dos valores negativos do saldo demonstrado pelo aludido relatório.

7.1.1. For the permanent control and information to the Parties hereto, Purchaser shall maintain, as of the Closing Date, a report of the current account to be submitted to the Sellers, each 90 (ninety) days from the Closing Date, for a period of 5 (five) consecutive years, indicating and showing all payments made by the Company with respect to Debts Subject to Offset, as well as all payments received by the Company arising from third parties claims and from the charges of overdue payments that refer to facts, acts or omissions occurred in a period prior to the Closing Date, including this such date, obviously. Sellers shall be responsible for the payment, under section 7 above, of the negative amounts of the balance demonstrated by the referred report.

7.2. Caso os valores dos aluguéis mensais não sejam suficientes para a compensação (pagamento) dos valores das Dívidas Compensáveis, a Sociedade poderá adicionar aos valores por ela pagos juros de 1% (um por cento) ao mês e atualização monetária de acordo com a variação positiva do IGP-M/FGV, no período entre a data do pagamento feito pela Sociedade e a data de sua efetiva compensação ou de seu

7.2. In case of the amounts of the monthly rents are not sufficient to offset (payment) the amounts of the Debts Subject to Offset, the Company may add to the amounts paid by the Purchaser interest of 1% (one percent) per month and monetary adjustment according to the IGP-M/FGV, in the period between the date of the payment made by the Company and the date of effective offset or payment by the Sellers..

pagamento pelos Vendedores.

7.3. Com relação às reclamações de terceiros contra a Sociedade que forem de responsabilidade dos Vendedores nos termos da cláusula 7 acima, as Partes concordam que os Vendedores deverão conduzir a defesa de tais reclamações e serão responsáveis pelo pagamento de todos os custos referentes à referida defesa, incluindo honorários advocatícios, perícias, taxas, depósitos, entre outros, os quais deverão ser feitos pelos Vendedores diretamente aos respectivos credores ou entidades arrecadadoras. Os Vendedores manterão a Sociedade e a Compradora informada de todas as ocorrências e eventos substanciais referentes a essas reclamações de terceiros (inclusive enviando prontamente cópias de qualquer correspondência correlata à Sociedade e à Compradora, se e quando recebida pelos Vendedores). Ainda, os Vendedores deverão conduzir as defesas de quaisquer reclamações de autoridades fiscais para minimizar a eventual impossibilidade da Sociedade de obter todas as certidões negativas, ou positivas com efeitos de negativa, de débitos fiscais referentes á gestão dos Vendedores. Caso a Sociedade não consiga obter qualquer uma das referidas certidões após ter ela devidamente notificado os Vendedores sobre a necessidade de obter a certidão, a Sociedade poderá realizar os pagamentos devidos a fim de obter a certidão necessária e poderá deduzir os respectivos valores dos alugueres devidos nos termos dos Contratos de Locação existentes e ou de qualquer outro contrato de locação a ser posteriormente celebrado entre a Sociedade e os Vendedores ou a Sociedade e as sociedades controladas pelos Vendedores. A Compradora poderá informar os Vendedores por escrito caso

7.3. With respect to the third party claims against the Company that are of liability of the Sellers pursuant to the section 7 above, the Parties agree that the Sellers shall conduct the defense of such claims and shall be liable for the payment of all costs related to such defense, including attorney’s fees, experts fees, deposits, among others, which shall be made by the Sellers directly to relevant creditors or collecting entities. The Sellers shall keep the Company and the Purchaser informed of all material developments and events relating to such third party claims (including promptly forwarding copies to the Company and the Purchaser of any related correspondence, if and when received by the Sellers). Still, the Sellers shall conduct the defense of any claims of tax authorities to minimize the eventual impossibility of the Company to obtain all clearance certificates, or positive certificates with negative effects, of tax debts regarding the management of the Sellers. If the Company cannot obtain any of these certificates after having duly notified the Sellers on the need to obtain the certificate, the Company can make the due payments in order to obtain the necessary certificate and may deduct the relevant amounts from the rents due pursuant to the existing Lease Agreements and/or of any other lease agreement to be executed later between the Company and the Sellers or the Company and the companies controlled by the Sellers. Purchaser may inform the Sellers in writing if any advance payment or settlement of claims by third parties, may come to prejudice the Company’s operations and, in this case, the Parties shall jointly decide how to conduct the defense in order to avoid prejudice to the Company.

qualquer pagamento antecipado ou acordo de reclamações de terceiros, possam vir a prejudicar as operações da Sociedade e, neste caso, as Partes devem decidir em conjunto como conduzir a respectiva defesa com o objetivo de evitar prejuízos à Sociedade.

8. Acordo Integral. Cada Parte reconhece que seu advogado de escolha participou da preparação deste Contrato (inclusive dos anexos ao presente), o qual, juntamente com os outros documentos e instrumentos referidos no presente, contêm o entendimento integral entre todas as Partes com respeito às questões abrangidas neste instrumento, substituindo todos e quaisquer outros acordos e entendimentos anteriores, tanto os escritos, se houver, como também os verbais, entre as Partes ou com qualquer uma delas, com respeito aos assuntos correspondentes ao presente Contrato.

8. Entire Agreement. Each Party acknowledges that its legal counsel of choice has participated in the preparation of this Agreement (including the exhibits hereto), which jointly with the other documents and instruments referred to herein contain the entire understanding among all the Parties with respect to the matters covered hereby, replacing any and all other prior agreements and understandings, both written, if any, as also the oral, among the Parties or with any of them, with respect to the subject corresponding to the present Agreement.

9. Alterações. Este Contrato somente poderá ser alterado por meio de um instrumento por escrito, e desde que devidamente assinado por todas as Partes dele constantes.	9. Amendments. This Agreement may only be amended by an instrument in writing, and provided that duly executed by all the Parties of such Agreement.

10. Notificações. Quaisquer notificações, reivindicações, demandas e outras comunicações exigidas ou permitidas segundo o exposto no presente deverão ser feitas em português e por escrito, devendo elas ser entregues em mãos, por courier internacional, e-mail e/ou fax, se e quando disponível (confirmada por courier internacional), endereçadas como segue:

10. Notices. Any notices, claims, demands and other communications required or permitted hereunder shall be made in Portuguese and in writing and shall be delivered by hand, by international courier, e-mail and/or facsimile, if and when available (confirmed by international courier), addressed as follows:

Se para a Compradora:	If to Purchaser:

650 S. Exeter Street	650 S. Exeter Street

Baltimore, MD 21202 E-mail: [ ] [ ] Fax: [ ] At.: Robert W. Zentz / Rafael Sia	Baltimore, MD 21202 E-mail: [ ] [ ] Fax: [ ] Attn.: Robert W. Zentz / Rafael Sia

Cc: Veirano Advogados Avenida Brigadeiro Faria Lima, 3477, 16º andar 04538-133, São Paulo, SP E-mail: [ ] Fax: [ ] At.: Roberto Rudzit Neto	Cc: Veirano Advogados Avenida Brigadeiro Faria Lima, 3477, 16th floor 04538-133, São Paulo, SP E-mail: [ ] Fax: [ ] Attn.: Roberto Rudzit Neto

Se para os Vendedores: ao seguinte representante autorizado e escolhido pelos Vendedores:	If to Sellers: to the following representative authorized and chosen by the Sellers:

Prof. Dr. Edevaldo Alves da Silva
[ ]
Telefone: [ ]

C.c: The International Law Offices of Jose Maria Carneiro da Cunha
At. Dr. Jose Maria Carneiro da Cunha
1900 SW 3rd Avenue,
Miami, Florida, 33129, USA
Telefone: [ ]
Fax: [ ]
E-mail: [ ]

Prof. Dr. Edevaldo Alves da Silva
[ ]
Telephone: [ ]

Cc: The International Law Offices of Jose Maria Carneiro da Cunha
Attn: Dr. Jose Maria Carneiro da Cunha
1900 SW 3rd Avenue
Miami, Florida, 33129, USA
Telephone: [ ]
Fax: [ ]
E-mail: [ ]

11. Sucessores e Cessionários. Este Contrato deverá vincular e viger em benefício das Partes e de seus sucessores e cessionários, estes últimos se e desde que autorizados. Nem este Contrato, nem quaisquer dos direitos ou obrigações segundo o exposto no presente, poderão ser cedidos ou transferidos, no total ou parcialmente, por qualquer das Partes, sem o consentimento prévio, por escrito, da outra Parte, o qual não poderá ser negado sem uma justa causa. No caso de cessão ou transferência deste Contrato ou qualquer dos direitos e obrigações derivados deste, pela Compradora a qualquer de suas afiliadas, a qual estará sujeita aos termos previstos no preâmbulo deste instrumento, referida cessão ou transferência deverá ser considerada válida, a não ser que os Vendedores possam provar a existência de dano efetivo decorrente da cessão e transferência pleiteadas.

11. Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and of their successors and assigns, this last if permitted. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred, in whole or in part, by any of the Parties without the prior written consent of the other Party, which may not be unreasonably withheld. In the case of assignment or transfer of this Agreement or any of the rights or obligations hereunder, by the Purchaser to any of its affiliates, which shall be subject to the terms provided for in the preamble of this instrument, such assignment or transfer shall be presumed valid, unless Sellers can prove the existence of an actual harm arising from the assignment and requested transfer.

12. Confidencialidade.	12. Confidentiality.

12.1. Cada Parte, por si e suas afiliadas, diretores, conselheiros, administradores, empregados, agentes e contratadas, compromete-se a manter todas e quaisquer informações como confidenciais, não as divulgando a qualquer pessoa, em qualquer tempo ou de qualquer maneira, direta ou indiretamente, exceto se:

12.1. Each Party, for itself and its affiliates, officers, directors, administrators, employees, agents and contractors, undertakes to keep any and all information as confidential, not disclosing such Information, to any person, at any time or in any manner, directly or indirectly, except if:

(a) houver um consentimento prévio, obtido da outra Parte, por escrito, com relação à divulgação;	(a) there is a prior written consent, obtained from the other Party, in writing, to the disclosure;

(b) as informações pertinentes forem ou se tornarem disponíveis ao público em geral, de outra forma que não seja resultante de uma violação dessas disposições de confidencialidade;	(b) the relevant information is or becomes available to the public in general, otherwise than as a result of a breach of these confidentiality provisions;

(c) as informações forem ou se tornarem conhecidas ou disponibilizadas à Parte divulgadora, em base não confidencial, obtidas de uma fonte (outra que não a Parte detentora das informações) que, segundo o melhor entendimento da Parte divulgadora, após a devida consulta, não estaria proibida de divulga-las em consequência das obrigações de confidencialidade aqui assumidas;

(c) the information is or becomes known or available to the disclosing Party on a non-confidential basis, obtained from a source (other than the Party owning the information) that, to the best of the disclosing Party’s understanding, after due inquiry, would not be prohibited from disclosing such information as a consequence of the confidentiality obligations herein assumed;

(d) as informações forem adquiridas ou desenvolvidas independentemente pela Parte divulgadora, sem ter violado quaisquer das obrigações aqui mencionadas e de acordo com os termos do presente; ou	(d) the information was independently acquired or developed by the disclosing Party, without have violated any of its obligations herein mentioned and in accordance with the terms of the present; or

(e) as informações forem divulgadas por determinação de lei ou por decisão judicial aplicável (incluindo as regras do Ministério da Educação - MEC ou, aquelas emanadas pelas autoridades antitruste no Brasil), que obriguem a Parte divulgadora, desde que sempre que razoavelmente possível e legal, essa mesma Parte consulte as outras Partes antes que a divulgação seja feita.

(e) the information is disclosed by determination of law or by judicial order applicable (including rules of Ministry of Education - MEC or, the ones issued by antitrust authorities in Brazil), which force the disclosing Party, provided that whenever reasonably practicable and lawful, such Party consults with the other Party before the disclosure is made.

12.2. Para fins deste Contrato, “Informações Confidenciais” significará a Transação segundo o exposto no presente instrumento e todas as informações, materiais e documentos a ela relacionados (inclusive este Contrato e quaisquer outros documentos da Transação), sejam eles escritos, verbais, eletrônicos ou de algum modo obtidos ou recebidos pelas Partes durante a negociação, o transcorrer dela e a execução da Transação que por este instrumento se aperfeiçoa.

12.2. For purposes of this Agreement, “Confidential Information” shall mean the Transaction hereunder and all its information, materials and documents related thereto (including this Agreement and any other Transaction documents), whether written, oral, electronic or otherwise, obtained or received by the Parties during the negotiation, the development of the negotiation and the performance of the Transaction that by this instrument is perfected.

13. Anúncios Públicos. Em vista da cláusula	13. Public Announcements. In view of section

12 acima, as Partes concordam que não emitirão qualquer nota à imprensa ou, de outro modo, farão qualquer declaração pública ou responderão a qualquer consulta da imprensa, com respeito a este Contrato ou às operações previstas no presente, sem a aprovação prévia e por escrito do Presidente atual da Sociedade e do Presidente da Laureate, Região do Brasil (aprovação que se espera não seja injustamente negada), exceto para informar potenciais e atuais investidores, acionistas ou credores da Compradora, ou conforme exigido pela legislação aplicável, leis de valores mobiliários dos Estados Unidos da América e regras e regulamentos aplicáveis de qualquer bolsa de valores. Não obstante, as Partes concordam que, após a Data de Fechamento, as Partes emitirão uma nota à imprensa em conjunto, mutuamente revisada e ajustada, comunicando a conclusão desta Transação.

12 above, the Parties agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby, without prior written approval of the current President of the Company and the President of Laureate, Brazil region, (approval that is expected not to be unfairly denied), except to inform potential and current investors, shareholders, or creditors of the Purchaser or as required by applicable law, applicable securities Laws of the United States of America and applicable rules and regulations of any security exchange. Nevertheless, the Parties agree that, after the Closing Date, the Parties shall issue a jointly, mutually reviewed and adjusted press release, communicating the conclusion of this Transaction.

14. Não Concorrência; Não Solicitação. Os Vendedores estão sujeitos às seguintes obrigações de não concorrência, por um período de 5 (cinco) anos a contar da Data de Fechamento (o “Período de Não Concorrência”) e se comprometem, por esta e pela melhor forma de direito, a não participar nem efetuar qualquer atividade pessoal que possa estar relacionada com o ensino superior, em qualquer Estado da República Federativa do Brasil, excetuando-se, porém, sua Capital Federal (Brasília) e suas respectivas cidades satélites. Os Vendedores poderão, entretanto lecionar, se assim decidirem, em ambientes universitários em qualquer Estado do país;

14. Non-Competition; Non-Solicitation. Sellers shall be subject to the following non-compete obligations, for a period of 5 (five) years as of the Closing Date (the “Non-Competition Period”) and the Sellers commit by this and in the best terms of the law to not participate and not make any personal activity that may be related to the higher education, in any State of Federative Republic of Brazil, except, however, its Federal Capital (Brasília) and its satellite cities. Sellers can, however, teach, if they so decide, in local universities in any State of the country.

(a) No tocante a futuros investimentos que possam ser eventualmente feitos por qualquer dos Vendedores, em negócios ou empreendimentos de	(a) With respect to the future investments that may eventually be made by any of the Sellers in higher education businesses or enterprises in

ensino superior no Brasil, após a Data de Fechamento, os seguintes termos serão aplicados:	Brazil, after the Closing Date, the following terms and conditions shall apply:

(i) Qualquer investimento, incluindo os financiamentos que possam ser dados, por qualquer dos Vendedores, para negócios ou empreendimentos de ensino superior, nos Estados de São Paulo, Rio de Janeiro, Bahia, Rio Grande do Norte, Pernambuco, Paraíba, Rio Grande do Sul e Amazonas, ou em qualquer outro Estado do país onde a Laureate ou suas afiliadas, (desde que cessionárias legítimas do presente instrumento) tiverem um investimento de capital na data do pretenso investimento a ser feito pelos Vendedores, exigirá o prévio consentimento por escrito da Laureate/ou de suas cessionárias como descrito acima, excetuando-se, entretanto, o Distrito Federal (Brasília) e suas respectivas cidades satélites. De igual sorte, excetuam-se eventuais investimentos em bens imobiliários que possam ser feitos pelos Vendedores, cujo objetivo seja a simples locação comercial a quaisquer entidades escolares, de ensino superior ou não.

(i) Any investment, including the financing that can be made by any of the Sellers to higher education business or enterprises in the States of São Paulo, Rio de Janeiro, Bahia, Rio Grande do Norte, Pernambuco, Paraíba, Rio Grande do Sul and Amazonas, or in any other State of this country where Laureate or its affiliates (provided that legitimate assignees of the present instrument), have a capital investment on the date of the pretended investment to be made by the Sellers, shall require prior written consent from Laureate, or its assignees, as described above, excepting, however, the Federal District (Brasília) and its relevant satellite cities. Likewise, are not included eventual investment in real estate that may be made by the Sellers, which purpose is the simple commercial lease to any school entities, of higher education or not.

(ii) A Laureate, ou suas afiliadas, desde que cessionárias legítimas do presente instrumento, terão o direito de preferência, em uma venda para qualquer parte, incluídas aquelas a terceiros independentes, de quaisquer investimentos em educação superior já feitos por qualquer dos Vendedores no Brasil, excetuando-se, quaisquer investimentos na Capital Federal (Brasília) e nas suas respectivas cidades satélites, antes ou até a Data de Fechamento. As Partes entendem que este direito de preferência será também válido para o caso em que qualquer um dos Vendedores prometer alienar dentro do prazo de 1 (um) ano, após recusa ou desinteresse da Laureate e ou de

(ii) Laureate or its affiliates, provided that legitimate assignees of the present instrument, shall have a right of first refusal in a sale to any party, including those to independent third parties of any investments in higher education already made by any of the Sellers in Brazil, except for any investment in the Federal Capital (Brasília) and its relevant satellite cities, before or until the Closing Date. The Parties understand that this right of first refusal shall be also valid for the case of any one of the Sellers promise to sell, within 1 (one) year after the refusal or disinterest of Laureate and/or of its assignees of this instrument, in any investment already owned by the Sellers, observed the suas cessionárias do presente instrumento em qualquer investimento já possuído pelos Vendedores, observada a exceção acima, quando este for direcionado a terceiros por um preço inferior ou em condições de pagamento mais favoráveis a esse terceiro do que as da oferta recusada pela Laureate ou suas afiliadas desde que cessionárias legítimas do presente instrumento.

exception above, when such investment is directed to third parties for a lower price or under a more favorable payment conditions to this third party than the terms of the offer that have been refused by Laureate or its affiliates, provided that legitimate assignees of the present instrument.

(b) Durante 5 (cinco) anos a partir da Data de Fechamento, qualquer participação na administração, ou assessoria de administração, por qualquer dos Vendedores, em um negócio de ensino superior localizado nos Estados de São Paulo, Rio de Janeiro, Bahia, Rio Grande do Norte, Pernambuco, Paraíba, Rio Grande do Sul e Amazonas ou em qualquer outro Estado do Brasil em que a Laureate tiver um investimento de capital na data da pretendida participação ou assessoria de administração a ser feita pelos Vendedores, (exceção feita ao Distrito Federal, Brasília e suas respectivas cidades satélites), exigirá o prévio consentimento por escrito da Laureate e será de outro modo proibido. As obrigações de não concorrência contidas nesta cláusula não impedem a qualquer dos Vendedores de lecionar em uma instituição de ensino superior que não a Sociedade ou, de outro modo, fora do grupo da Rede da Laureate International Universities e suas afiliadas.

(b) During 5 (five) years from the Closing Date, any participation in the management or in the management consulting by any of the Sellers in a business of higher education located in the States of São Paulo, Rio de Janeiro, Bahia, Rio Grande do Norte, Pernambuco, Paraíba, Rio Grande do Sul and Amazonas or in any other State of Brazil that Laureate have a capital investment on the date of the intended participation or management advisory to be made by Sellers (except to the Federal District in Brazil, Brasilia and its relevant satellite cities), shall require the prior written consent of Laureate and shall be otherwise prohibited. The non-compete obligations contained in this section shall not prevent any Seller from teaching at a higher education institution other than the Company or that is otherwise out of the Laureate International Universities’ network and its affiliates.

(c) Na hipótese de violação de quaisquer avenças de não concorrência contidas nesta cláusula por qualquer dos Vendedores, desde que devida e judicialmente provada, o Vendedor infrator estará sujeito ao pagamento à Laureate de uma multa no valor de 10% (dez por cento) do Preço da Aquisição, sendo que à Laureate caberá o

(c) In case of breach of any of the non-compete obligations contained in this section by any of the Sellers, provided that due and proved in court, the breaching Seller shall subject to the payment to Laureate of a fine in the amount of 10% (ten percent) of the Purchase Price, and Laureate shall have the right to offset the amount of such fine, or

direito de compensar o valor de referida multa, ou se valer de todos os meios extrajudiciais e judiciais permitidos pela legislação brasileira em vigor para o recebimento da mesma.	use of all the judicial and out-of-court measures allowed by the Brazilian laws currently in force to receive the amount of such fine.

(d) Durante o Período de Não Concorrência, cada um dos Vendedores não deverá e nem poderá, mesmo que através de qualquer entidade controlada ou não por eles, incorrer nos seguintes atos, direta ou indiretamente por meio de outra pessoa: (i) induzir, ou tentar induzir qualquer empregado, professor, vendedor ou outro representante da Sociedade a deixar o emprego ou terminar eventual atividade de prestação de serviço, ou de fato contratar ou manter qualquer empregado como professor, vendedor ou representante da Sociedade, ou de qualquer outra forma interferir na relação entre a Sociedade, por um lado, e tal empregado, professor, vendedor ou representante da empresa, por outro lado, ou (ii) induzir ou tentar induzir para remover intencionalmente qualquer cliente, fornecedor, licenciado ou outro negócio relacionado à Sociedade visando reduzir ou impedir negócios com a Sociedade, ou de alguma maneira interferir na relação entre quaisquer dos clientes, fornecedores, licenciados ou negócio relacionado de um lado, e a Sociedade, de outro lado.

(d) During the Non-Competition Period, each of the Sellers shall not and may not, even by any entity controlled or not by them, directly or indirectly through another person: (i) induce or, attempt to induce any employee, professor, salesperson or other representative of the Company to leave the employment or other eventual activity of rendering of service, or actually hire or retain any such employee, professor, salesperson or representative of the Company, or in any other way interfere in the relationship between the Company on the one hand and such employee, professor, salesperson or representative of the Company on the other hand, or (ii) induce or attempt to induce in order to remove intentionally any customer, supplier, licensee or other business relation of the Company in order to reduce or prevent business with the Company, or in any way interfere with the relationship between any of such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.

(e) Se no momento da execução da presente cláusula, uma autoridade judicial ou qualquer outra autoridade vier a determinar que as restrições aqui descritas não são razoáveis nas circunstâncias em que elas aqui se descrevem, as Partes concordam que o período, escopo e/ou área geográfica máxima permitidos e impostas pela autoridade judicial, ou mesmo por qualquer outra autoridade pertinente, deverão ser aplicados, ao

(e) If at the time of enforcement of this section, a court or other authority comes to determine that the restrictions stated herein are unreasonable under the circumstances as they are described herein, the Parties agree that the maximum allowed period, scope, and/or geographical area enforced by the court, or by any other relevant authority, shall apply instead of the ones listed and determined herein as the period, scope and/or geographical invés dos aqui elencados e determinados como período, escopo e/ou área geográfica. As Partes também aceitam que em hipótese alguma não poderão os termos, o escopo, os detalhes e/ou as obrigações aqui estabelecidas, com relação aos Vendedores, serem aplicadas de forma a se estenderem além dos limites que foram aqui estabelecidos.

area. The Parties further accept that under no circumstance shall be applied the terms, scope, details, and/or obligations stated herein, with respect to the Sellers, in a manner that extends beyond the limits that were established herein.

15. Lei Aplicável. Este Contrato deverá ser regido e interpretado e executado de acordo com as Leis da República Federativa do Brasil.	15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the Federative Republic of Brazil.

16. Solução de Controvérsias. Na eventualidade de qualquer disputa ou divergência sobre os termos do presente instrumento relativamente à sua validade, execução, interpretação ou aplicação de suas cláusulas e condições, a Parte ofendida deverá notificar, por escrito, à outra Parte dentro do prazo de 15 (quinze) dias a contar da data de tal disputa ou divergência. Caso não tenham sido as controvérsias satisfeitas ou acordadas amigavelmente entre as Partes, as Partes poderão submeter em qualquer momento, a eventual disputa ou divergência, ao Centro de Mediação e Arbitragem da Câmara de Comércio Brasil Canadá (“CCBC”), sujeita esta à legislação brasileira vigente à época. A arbitragem deverá ser conduzida por um painel de 3 (três) árbitros a serem indicados de acordo com os parâmetros e diretrizes da CCBC. Mesmo que haja mais que um reclamante ou reclamado, os demais reclamantes ou reclamados deverão em conjunto indicar somente um árbitro.

16. Dispute Resolution. In the event of any dispute or controversy over the terms of this instrument regarding its validity, execution, interpretation or application of its terms and conditions, the offended Party shall notify, in written, the other Party within the period of 15 (fifteen) days from the date of such dispute or controversy. In case the controversies are not satisfied or agreed amicably between the Parties, the Parties may submit, at any time, the eventual dispute or controversy to the Mediation and Arbitration Center of the Brazil-Canada Chamber of Commerce (“CCBC”), subject to the Brazilian Law in force at that time. The arbitration shall be conducted by a panel of 3 (three) arbitrators to be appointed according to CCBC standards. In case there is more than one claimant or defendant, the other claimants or defendants shall jointly indicate only one arbitrator.

16.1. A arbitragem deverá ser conduzida em	16.1. The arbitration shall be conducted in

português, na cidade de São Paulo, Estado de São Paulo, Brasil, com o resultado final e decisão emitidos em português e também em inglês, se assim solicitado. Cada uma das Partes pagará os custos do procedimento de arbitragem e os honorários advocatícios serão devidos pela Parte perdedora.

Portuguese, in the City of São Paulo, State of São Paulo, Brazil, with the final result and decision issued in Portuguese and also in English, if requested. Each Party shall pay the costs of the arbitration procedure and the attorney’s fees shall be due by the losing party.

16.2. A decisão proferida na arbitragem pelo CCBC será final, definitiva e obrigará as Partes que desde já se declaram satisfeitas.	16.2. The decision rendered by CCBC shall be final, definitive and binding the Parties, that already declares satisfied.

16.3. O laudo prolatado pelo Tribunal Arbitral será considerado como final, definitivo e obrigatório. Portanto, as Partes, renunciam por esta e pela melhor forma, desde já e expressamente, o direito a qualquer recurso. Não obstante, as Partes se reservam o direito de recorrer ao Poder Judiciário com o objetivo de:

(i) assegurar a instituição da arbitragem;

(ii) obter tutelas cautelares ou antecipadas previamente à instituição da aludida arbitragem, desde que qualquer procedimento nesse sentido não seja considerado como ato de renúncia à arbitragem que é aqui eleita pelas Partes como único meio de solução de eventuais conflitos; e

(iii) executar qualquer decisão do Tribunal Arbitral, inclusive o laudo arbitral.

16.3. The award rendered by the Arbitration Court shall be considered as final, definitive and binding. Therefore, the Parties expressly waive by this and by the best form, from now and expressly, their right to any appeal. Notwithstanding, the Parties shall have the right to appeal to the judiciary branch with the purpose of:

(i) to ensure arbitration;

(ii) to obtain writs of prevention to protect rights prior to the referred arbitration, provided that any procedure in this regard shall not be considered a waiver to arbitration that is herein elected by the Parties as the only way to solve conflicts; and

(iii) to execute any decision of the Arbitral Court, including the arbitration award.

16.3.1. Para esses casos, as Partes elegem o Foro da Capital do Estado de São Paulo, como sendo o único competente para resolver qualquer processo judicial decorrente deste instrumento.	16.3.1. For these cases, the Parties elect the Courts of the Capital of São Paulo, State of São Paulo, as being the only one competent to settle any judicial procedure arising from this instrument.

17. Documentos Vigentes. Na eventualidade	17. Prevailing Documents. In the event of

de conflitos entre os termos deste Contrato e qualquer dos documentos da Transação e de seus anexos referidos aqui juntados e vistados, este Contrato é o que deverá sempre prevalecer.

conflicts between the terms of this Agreement and any of the Transaction documents and of its exhibits hereunder and thereunder attached and initialed, this Agreement is the one that shall always prevail.

E, ESTANDO JUSTAS E CONTRATADAS, as Partes firmam o presente Contrato na data que está indicada no preâmbulo deste instrumento.	IN WITNESS WHEREOF, the Parties hereto execute this Agreement in the date that is indicated in the preamble of this instrument.

VENDEDORES/SELLERS:

/s/ Dra. Labibi Elias Alves da Silva
Dra. Labibi Elias Alves da Silva

/s/ Prof. Dr. Edevaldo Alves da Silva
Prof. Dr. Edevaldo Alves da Silva

/s/ Dra. Aidéa Alves da Silva
Dra. Aidéa Alves da Silva

/s/ Dr. Arnold Fioravante
Dr. Arnold Fioravante

COMPRADORA/PURCHASER:

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.

Por/By:	/s/ Carlos Alberto Rodrigues de Carvalho
Nome/ Name: Carlos Alberto Rodrigues de Carvalho

REDE INTERNACIONAL DE UNIVERSIDADES LAUREATE LTDA.

Por/By:	/s/ Richard Harvey Sinkfield III
Nome/Name: Richard Harvey Sinkfield III

INTERVENIENTE ANUENTE/INTERVENING-CONSENTING PARTY:

FACULDADES METROPOLITANAS UNIDAS — ASSOCIAÇÃO EDUCACIONAL

Por/By:	/s/ Prof. Dr. Edevaldo Alves da Silva
Nome/Name: Prof. Dr. Edevaldo Alves da Silva

WITNESSES:

1	/s/ Rafael Barbosa Sia	2
	Nome/Name:Rafael Barbosa Sia		Nome/Name:
	RG/ID: [ ]	RG/ID:
	CPF/MF: [ ]	CPF/MF: